Exhibit 99.1
PRESS RELEASE
First Half 2018 Results
Improved net subscriber trend in Q2 2018 driven by our latest marketing campaigns and fixed-term promotions, resulting in lower annualized churn, and net uptake of 17,500 "WIGO" subscribers.
MVNO-related synergies and tight cost control drove a 7% increase in rebased Adjusted EBITDA to €645.5 million. Net profit of €108.9 million (+42% yoy) on non-cash derivatives gain vs loss last year.
The board of directors proposes an extraordinary dividend of €600 million (€5.2 per share) following its assessment of any meaningful short-term M&A opportunities and confirmed deleveraging.

►The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Brussels, August 1, 2018 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2018.

HIGHLIGHTS

■
The Q2 2018 net subscriber trend for our video, broadband internet and fixed-line telephony services improved compared to the preceding quarter driven by our latest marketing campaigns and fixed-term promotions, resulting in improved annualized churn.

■	Continued robust net postpaid subscriber growth in Q2 2018 (+34,600) thanks to the continued success of our converged "WIGO" offers.

■
H1 2018 revenue of €1,250.9 million (Q2 2018: €632.5 million), +1% yoy and reflecting certain inorganic movements. On a rebased basis, our top line slightly contracted amidst (i) continued competitive and regulatory headwinds, (ii) lower usage-related revenue following the success of our flat-fee bundles and (iii) the absence of a price adjustment in H1 this year, which was largely offset by higher wholesale and small business revenue.

■
Net profit of €108.9 million for H1 2018 versus €76.6 million in H1 last year. Net profit for H1 2018 was driven by the increase in Adjusted EBITDA, as discussed below, and a €55.9 million non-cash gain on our derivatives, which were partially offset by a €66.7 million non-cash foreign exchange loss on our USD-denominated debt and a €24.6 million loss on the extinguishment of debt following certain refinancings.

■
Adjusted EBITDA(2) of €645.5 million for H1 2018, +9% yoy on a reported basis and +7% yoy on a rebased basis. Our rebased Adjusted EBITDA growth was primarily driven by substantially reduced MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers and tight cost control. Our Adjusted EBITDA margin improved by 370 basis points yoy on a rebased basis to 51.6%. Adjusted EBITDA of €337.7 million in Q2 2018, up 9% yoy on a rebased basis, resulting in our best quarterly margin in three year's time of 53.4%.

■
Accrued capital expenditures(3) of €301.7 million for H1 2018 (Q2 2018: €145.1 million), up 8% yoy, and representing approximately 24% of our revenue on the back of continued investments in both our fixed and mobile infrastructures and the start of our IT network modernization project.

■
Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €519.1 million, €265.8 million and €165.9 million, respectively, for H1 2018. Adjusted Free Cash Flow(4) of €257.3 million for H1 2018, marking a substantial improvement compared to H1 last year.

■
Full year 2018 outlook reconfirmed as we continue to target healthy financial growth with rebased Adjusted EBITDA(a) growth of 7-8% leading to a rebased Adjusted EBITDA(a) CAGR of 6-7% over the 2015-2018 period. Against stable rebased revenue growth, we expect our accrued capital expenditures to represent around 26% of our revenue in 2018, leading to robust Adjusted Free Cash Flow(b) of €400.0-420.0 million for 2018.

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.

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As of and for the six months ended June 30,	2018	2017	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue (2)	1,250.9	1,235.9	1%
Operating profit	290.7	234.2	24%
Net profit	108.9	76.6	42%
Net profit margin	8.7%	6.2%

Basic earnings share	0.95	0.65	46%
Diluted earnings per share	0.95	0.65	46%

Adjusted EBITDA (3)	645.5	592.4	9%
Adjusted EBITDA margin %	51.6%	47.9%

Accrued capital expenditures (4)	301.7	279.1	8%
Accrued capital expenditures as % of revenue	24.1%	22.6%

Net cash from operating activities	519.1	380.7	36%
Net cash used in investing activities	(265.8)	(650.4)	(59)%
Net cash from (used in) financing activities	(165.9)	194.5	N.M.
Adjusted Free Cash Flow (5)	257.3	137.1	88%

OPERATIONAL HIGHLIGHTS (Total Services)

Video	2,003,200	2,062,000	(3)%
Basic video (6)	220,200	265,500	(17)%
Enhanced video (7)	1,783,000	1,796,500	(1)%
Broadband internet (8)	1,679,400	1,668,400	1%
Fixed-line telephony (9)	1,295,500	1,304,000	(1)%
Mobile telephony (10)	2,724,900	2,701,700	1%
Postpaid	2,223,900	2,081,600	7%
Prepaid	501,000	620,100	(19)%

Triple-play customers	1,178,600	1,183,300	—%
Services per customer relationship (11)	2.31	2.28	1%
ARPU per customer relationship (€ / month) (11) (12)	55.0	54.7	1%

N.M. - Not Meaningful

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:
"Looking back at the first half of 2018, Telenet is well on track to deliver on both its 2018 and medium-term guidance. We upgraded our “WIGO” quad-play offers in May 2018 and raised inclusive data allowances significantly for both residential and business customers. This resulted in another very successful quarter, adding 17,500 fully converged customers and totaling a solid 351,100 “WIGO” customer base, a 57% increase year-on-year. At June 30, 2018, around 16% of our customer relationships were subscribed to any of our "WIGO" bundles versus around 10% a year earlier.
In March 2018, we launched our brand new “The Good Flow” concept, which embraces investments in new technologies and social initiatives to foster the daily lifestyle of our customers. Offering the best WiFi experience is a first example underpinned by the fact that we distributed so far 120,000 WiFi boosters, driving customer satisfaction as illustrated by the improved trend in our annualized churn in Q2.
Besides driving fixed-mobile convergence, another key growth pillar of our equity story is to offer inspiring entertainment to our customers. In March, we launched our second local co-production "De Dag", which is available for our "Play" and "Play More" subscribers. I’m excited with the uptake, as we registered 815,000 downloads by the end of June 2018 and it’s ranked first in the “Play More” catalogue. We also aim to bring the entertainment experience one step further, as we launched “The Park” mid-June 2018. The Park is about ‘phygital entertainment’ i.e. the intersection between physical and digital: visitors, equipped with VR goggles and a rucksack with sensors, enter the venue and stroll around freely in a completely fictitious world where they themselves play the lead role.
We continue to challenge the status quo in the business segment. We finalized the acquisition of the local ICT integrator Nextel at the end of May, strengthening Telenet Business’ capabilities to offer truly integrated services. We will now be able to offer all-in-one solutions to medium-sized and large companies. Nextel already offers those services to more than 5,000 customers and on 10,000 sites.
Innovation sits in Telenet’s DNA as we are continuously developing new businesses. Telenet has created “Telenet Tinx”, offering a comprehensive solution for the corporate market for the Internet of Things. Secondly, we pooled our field services into a new joint venture with Solutions 30, allowing us to become an important player in this growing market.
The foundation of our business is a state-of-the-art converged fixed and mobile network. At the end of June, approximately 81% of the nodes in our HFC network had been upgraded and fully on track to complete the €500 million “Grote Netwerf” program by mid 2019. We upgraded 98% of our 2,800 macro sites and deployed 238 new sites, while successfully launching new Voice-over-WiFi -and Voice-over-LTE services, improving indoor coverage and delivering High-Definition sound quality.
From a financial perspective, our H1 2018 results confirm we are on the right track to deliver on our full year outlook despite the continued competitive and regulatory headwinds we're facing. For the first half of the year, we generated revenue of €1,251 million, up 1% on a reported basis and mainly impacted by certain inorganic movements. On a rebased basis, our revenue modestly contracted amidst (i) continued competitive and regulatory headwinds, (ii) lower usage-related revenue following the success of our flat-fee bundles and (iii) the absence of a price adjustment in H1 this year, which was largely offset by higher wholesale and small business revenue. We generated Adjusted EBITDA of €646 million for the first half, up 9% yoy on a reported basis and up 7% yoy on a rebased basis. Our rebased Adjusted EBITDA growth was primarily driven by substantially reduced MVNO-related costs as a result of the accelerated onboarding of our Full MVNO customers and tight cost control. Our Adjusted EBITDA margin improved by 370 basis points yoy on a rebased basis to 51.6%. I’m particularly pleased with the sequential acceleration in our rebased Adjusted EBITDA growth in Q2 from 5% in Q1 to 9%. The quarterly margin we achieved in Q2 was our best in three years’ time and indicative of the synergies we’re capturing this year.
As stated at prior occasions, 2018 will represent the peak year in our capex cycle as we have now substantially completed the modernization of our mobile network and are on track to finalize our fixed upgrade plan by mid next year. Accrued capital expenditures represented approximately 24% of revenue in H1 2018, reaching €302 million. Finally, we generated net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €519 million, €266 million and €166 million, respectively in H1 2018, leading to a robust Adjusted Free Cash Flow of €257 million in H1 2018.
We remain committed to deliver attractive and sustainable shareholder value. In June 2018, we announced an extended€300 million Share Repurchase Program 2018bis. Under this program, we may repurchase up to 7.5 million shares, for an aggregate amount of €300 million, by the end of June next year. Consistent with the board’s previously stated commitment to revert on additional forms of shareholder remuneration in the second half, the board proposes to proceed with an extraordinary dividend payment of €600 million, equivalent to approximately €5.2 (gross) per share. The board’s decision was driven by a series of elements, including, amongst other factors, (i) the board’s assessment of any meaningful short-term M&A opportunities within the markets and segments we operate, and (ii) the confirmed decrease in our net total leverage on the back of a robust 9% rebased Adjusted EBITDA growth in Q2. Finally, we will host a Capital Markets Day in early December, focusing on the strategic value drivers and financial outlook for the Company in the medium term and on capital allocation in the pursuit of growth and shareholder value."

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1    Operational highlights

IMPORTANT REPORTING CHANGE:

Presentation of mobile telephony small and medium-sized ("SME") customers: As of April 1, 2018, mobile telephony SME subscribers are considered to be business customers. Therefore, as of April 1, 2018, they are no longer included in our mobile telephony subscriber count. For comparable reasons, we have restated our Q1 2017, Q2 2017, Q3 2017, Q4 2017 and Q1 2018 mobile telephony subscriber base by taking out 139,100, 137,000, 134,500, 133,200 and 127,300 mobile telephony SME subscribers, respectively.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY
At June 30, 2018, we served 2,159,200 unique customer relationships, which represented approximately 65% of the 3,333,300 homes passed by our leading HFC network across our Flemish and Brussels footprint and including our extended footprint in Brussels, Wallonia and Luxembourg which we acquired in June last year through the acquisition of SFR Belux. At June 30, 2018, we provided 4,978,100 fixed services ("RGUs") consisting of 2,003,200 video, 1,679,400 broadband internet and 1,295,500 fixed-line telephony subscriptions at June 30, 2018. In addition, approximately 89% of our video subscribers had upgraded to our higher ARPU enhanced video platform at June 30, 2018. Enhanced video subscribers enjoy an enriched TV experience with unrestricted access to a wider range of digital, HD and pay television sports, series and movies channels, a vast library of domestic and international video-on-demand ("VOD") content and our over-the-top ("OTT") platform "Yelo Play".

We reached a bundling rate of 2.31 RGUs per unique customer relationship at the end of Q2 2018, which was modestly up compared to the prior year period. At June 30, 2018, approximately 55% of our cable customers subscribed at least to a triple-play bundle, whereas approximately 21% subscribed to a double-play product with the remainder subscribing to just one product, indicating continued up-sell opportunity within the existing customer base. At June 30, 2018, we served 2,724,900 mobile subscribers as compared to 2,701,700 at June 30 last year. Continued robust net postpaid subscriber growth was almost fully offset by continued structural challenges in the prepaid segment and the transfer of mobile operator JIM Mobile to MEDIALAAN in Q4 2017, which was a regulatory requirement under the European Commission's approval for the BASE acquisition at the time. As of Q2 2018, small and medium-sized enterprise ("SME") customers who receive mobile services from us are no longer included in the total number of mobile subscribers as their revenue is reported under business services instead of mobile telephony revenue previously. For comparability reasons, we have restated the prior year quarters.

Amidst a competitive market backdrop, the Q2 2018 net subscriber trend for our video, broadband internet and fixed-line telephony services sequentially improved. The relative pick-up was predominantly driven by our residential "Go With The Good Flow" campaign, aimed at offering an unparalleled in-home experience for converged households, and robust growth in the small business segment. Net subscriber growth for our all-in-one converged "WIGO" package in Q2 2018 remained strong. At June 30, 2018, we reached a total of 351,100 "WIGO" customers, representing a robust net inflow of 17,500 subscribers in Q2 2018. As such, the penetration of "WIGO" subscribers relative to the total number of customer relationships represented approximately 16% at the Q2 2018 quarter-end as compared to approximately 10% a year ago. All of our "WIGO" bundles include a superfast broadband connection, WiFi access, unlimited fixed and mobile calls in Belgium and a mobile data allowance to be shared among individual family members.

ARPU PER CUSTOMER RELATIONSHIP
The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our core operating statistics as we seek to obtain a larger share of our customers' telecommunication and entertainment spending. For the first six months of 2018, we achieved an ARPU per customer relationship of €55.0, representing a modest year-on-year increase given the absence of a price adjustment in first half of this year (Q2 2018:
€55.2, +1% year-on-year). Growth in the ARPU per customer relationship was underpinned by a higher proportion of multiple-play subscribers in our overall customer mix and a larger share of enhanced video customers subscribing to our premium entertainment services, which was partially offset by competitive headwinds, larger bundle discounts and fixed-term promotions.

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1.2    Broadband internet

At June 30, 2018, we served 1,679,400 broadband internet subscribers, representing a minor increase versus June 30 last year. Our Q2 2018 commercial performance largely reflected the positive effects of our residential "Go With The Good Flow" campaign, favorably impacting both our churn and sales. This translated into an improved annualized churn of 80 basis points relative to Q1 2018, bringing annualized churn broadly back to last year's average. Through our attractive seamless and fast broadband offers and continued traction for our bundled B2B offers, we added 3,200 net broadband internet RGUs in the quarter.

Whether at home, at work or on the move, seamless connectivity, including WiFi, is one of the cornerstones of our connectivity strategy. Our brand-wide "Go With The Good Flow" campaign perfectly responds to this increasing customer need, offering a free smart WiFi-booster to all broadband customers. At June 30, 2018, we distributed 120,000 free WiFi-boosters, underpinning the success of our latest campaign. As the need for additional bandwidth capacity continues to increase, customers can opt for a "speedboost" which allows residential and business customers to reach data download speeds as high as 400 and 500 Mbps, respectively, at a fixed additional fee of €15 per month (including VAT). Finally, we also launched "WiFi Business", which is aimed at small and medium-sized businesses ("SME") who want to provide a fast and secure wireless experience to their customers.

1.3    Fixed-line telephony

At June 30, 2018, we served 1,295,500 fixed-line telephony subscribers, representing a mild decrease compared to last year. Relative to Q1 2018, our fixed-line telephony subscriber trend improved in Q2, but still decreased by 2,700 net RGUs amidst an overall declining and competitive market. Relative to the prior quarter, our annualized churn decreased 140 basis points in Q2 2018 to 10.8% as a result of the factors mentioned above.

1.4    Mobile telephony

Our active mobile subscriber base, which excludes subscribers under our commercial wholesale partnerships and our SME customers, totaled 2,724,900 SIMs at June 30, 2018, including 2,223,900 postpaid subscribers. The remaining 501,000 mobile subscribers are prepaid subscribers under the BASE brand. Against a competitive market backdrop, characterized by temporary price promotions and improved offers launched by our direct competitors, we were able to hold on to our net postpaid subscriber pace. In Q2 2018, we added 34,600 net postpaid subscribers driven by our all-in-one converged "WIGO" bundles and our mobile standalone rate plans.

1.5    Video

TOTAL VIDEO
Subscribers to our basic and enhanced video services reached 2,003,200 at June 30, 2018. In Q2 2018, we lost 8,900 net video subscribers, representing a better subscriber trend as compared to recent quarters. This improvement is due to our "Go With The Good Flow" campaign which emphasizes on seamless in-home connectivity, successful promotions and improved features of our "WIGO" bundles as earlier mentioned. The aforementioned net loss excludes migrations to our enhanced video service and represents customers churning to competitors’ platforms, such as other digital television, OTT and satellite providers, or customers terminating their television service or having moved out of our service footprint.

ENHANCED VIDEO
At June 30, 2018, 1,783,000 of our video customers had upgraded to our higher ARPU enhanced video services, so they can enjoy a much richer TV experience, including free and unrestricted access to our “Yelo Play” app, through which they can enjoy a unique content experience on multiple connected devices in the home and out-of-home. In Q2 2018, we added 4,000 net enhanced video subscribers, reversing the contracting trend of previous quarters.

Our subscription VOD packages "Play" and "Play More" had 400,100 customers at June 30, 2018, up 2% compared to the prior year period. The steady growth was driven by our continued investments in promising local content both through co-productions with our co-owned commercial channels "VIER", "VIJF" and "ZES" as well as certain proprietary content. At the same time, "Play More" features our exclusive partnership with HBO, providing access to high-quality international content. At the end of March 2018, we launched our second local content co-production "De Dag", which is currently available to our "Play" and "Play More" subscribers and will become available later through our co-owned commercial

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free-to-air channels. At the end of June, we registered 815,000 downloads, making it the most watched series in the “Play More” catalog. In March, we announced our intention to acquire the remaining 50% stake in the local media company De Vijver Media. Through this transaction, which is pending regulatory approval, we will be able to better and faster respond to innovations in the field of viewing experience and advertising. At the end of June, we significantly expanded the entertainment offer for our French-speaking customers, including three additional French-speaking channels. All French-speaking films and series can also be found in the Telenet TV library. In addition, we launched two thematic packages for Telenet customers in Brussels and Wallonia: "Family Fun" and "Discover More", and two ethnic packages: "Bouquet Arabe" and "Bouquet Africain".

We provide the broadest sports offering within our footprint through "Play Sports", which combines domestic and foreign football with other major sport events including golf, ATP tennis, Formula One racing, volleyball, basketball and hockey. In Q2 2017, we extended the non-exclusive broadcasting rights for the Jupiler Pro League for three seasons until the 2019-2020 season. We prolonged our strategic partnership with Eleven Sports in June 2018 for three years, including La Liga, Serie A and Bundesliga  football. At June 30, 2018, we served 228,100 "Play Sports" customers, which was an increase of 2% compared to the prior year period. In January 2018, we launched "Play Sports GO!", our OTT application, through which our pay television sports content has become available for all consumers, irrespective of them subscribing to any of our products. For both current and new "Play Sports" subscribers, the app is an integral part of their subscription, thus enriching their offer and viewing experience.

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2    Financial highlights

IMPORTANT REPORTING CHANGES:

Adoption of IFRS 15: As of January 1, 2018, we have adopted IFRS 15 as mentioned in our 2017 Annual Report (see Section 5.2.20 - Forthcoming requirements). IFRS 15 has impacted certain of our previous revenue recognition policies, including the accounting for (i) time-limited discounts and free service periods provided to our customers, (ii) certain up-front fees charged to our customers and (iii) multiple element arrangements. IFRS 15 has also impacted the accounting for certain upfront costs directly associated with obtaining and fulfilling customer contracts. Under our previous policy, these costs were expensed as incurred unless the costs were in the scope of another accounting topic that allowed for capitalization. Under IFRS 15, the upfront costs that were previously expensed as incurred have been recognized as assets and amortized to other operating expenses over a period that is consistent with the transfer to the customers of the goods or services to which the assets relate, which we have generally interpreted to be the expected life of the customer relationship.

Presentation of intercompany-related security revenue: As of January 1, 2018, we changed the way we present revenue earned from our security business across the Liberty Global Group. As of January 1, 2018, we present this revenue on a net basis versus on a gross basis previously. This change did not impact our gross profit or Adjusted EBITDA. For comparability reasons, we have represented our Q2 2017, H1 2017 and FY 2017 results with a total impact of €0.2 million, €2.4 million and €7.0 million, respectively.

Presentation of accrued capital expenditures: As of January 1, 2018, we changed the way we present our accrued capital expenditures in order to align with our internal capital allocation framework. Going forward, our accrued capital expenditures will be reported across the following buckets: (i) customer premises equipment, (ii) network growth, (iii) product and services and (iv) maintenance and other. We have also represented the prior year quarters. This representation did not affect our total level of accrued capital expenditures.

Purchase price allocation for the SFR Belux acquisition: Our December 31, 2017 statement of financial position has been restated, reflecting the retrospective impact of the purchase price allocation (“PPA”) for the SFR Belux acquisition, which was not yet available at year-end 2017. A step-up on property & equipment of €8.1 million was recorded, while an intangible asset was recognized amounting to €70.5 million, almost entirely consisting of the customer relationships. Together with the deferred tax impact of the above mentioned adjustments (€25.5 million), goodwill was reduced by €53.1 million. The depreciation and amortization expenses, as well as the deferred tax impact related to the period from the acquisition date (June 19, 2017) until December 31, 2017, amounted to €2.6 million and has been reflected in retained earnings.

Presentation of mobile telephony revenue generated by SME customers: As of April 1, 2018, we changed the way we present revenue earned through our mobile SME subscribers. As of April 1, 2018, we present this revenue incremental (incl. interconnect revenue and carriage fees) under business services revenue versus under mobile telephony revenue (subscription and usage revenue) and under other revenue (interconnect revenue and carriage fees) previously. This change did not impact our gross profit and Adjusted EBITDA. For comparable reasons, we have represented our Q1 2017, Q2 2017, Q3 2017, Q4 2017, FY 2017 and Q1 2018 results with a total negative impact on mobile telephony revenue of €6.9 million, €7.4 million, €7.3 million, €6.8 million, €28.5 million, €6.9 million and a total negative impact on other revenue of €1.5 million, €1.5 million, €1.5 million, €1.6 million,  €6.1 million, €1.3 million and a total positive impact on business services revenue of €8.5 million, €8.9 million, €8.8 million, €8.4 million, €34.6 million and €8.2 respectively.

2.1    Revenue

For the first six months of 2018, we generated revenue of €1,250.9 million, which was up 1% versus €1,235.9 million in the prior year period. Our reported revenue movements were predominantly inorganic including (i) a full six-month revenue contribution from SFR Belux as opposed to only a two-week contribution to our H1 2017 revenue since the June 19, 2017 acquisition date and (ii) a one-month contribution from the local ICT integrator Nextel, which we acquired on May 31, 2018. These acquisitions boosted our revenue by €26.0 million and €7.0 million, respectively, as opposed to the same period of last year. Our reported revenue growth was on the other hand negatively impacted by (i) the sale of our direct subsidiary Ortel to Lycamobile as per March 1, 2017, (ii) the discontinuation of certain fixed legacy products at BASE, (iii) the sale of JIM Mobile and Mobile Vikings to MEDIALAAN, which was a regulatory prerequisite for the EC approval of

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the BASE acquisition in 2016 and (iv) the impact of the new IFRS 15 accounting framework, which we have adopted as of January 1, 2018.

On a rebased basis, when adjusting our prior year revenue for the aforementioned factors, our H1 2018 revenue decreased modestly by €8.2 million, or 1%, amidst (i) continued competitive and regulatory headwinds, (ii) lower usage-related revenue amidst the continued success of our flat-fee "WIGO" quad-play bundles and improved mobile line-up, including higher mobile data allowances and (iii) the absence of a price adjustment in the first half of this year. These anticipated headwinds were only partially offset by a substantially larger contribution from our regulated and commercial wholesale businesses and a solid performance in the small business segment.

In Q2 2018, our revenue was €632.5 million, representing a 2% increase compared to the prior year period on a reported basis. The year-on-year revenue comparison, however, was distorted by the aforementioned factors. On a rebased basis, our revenue showed a marginal decrease of €5.1 million compared to Q2 last year and reflected largely the same trends as discussed above.

VIDEO
Our video revenue represents the monthly fee paid by our video subscribers for the channels they receive in the basic tier and the revenue generated by our enhanced video subscribers which primarily includes (i) recurring set-top box rental fees, (ii) fees for supplemental premium content    offerings, including our subscription VOD packages “Play”, “Play More” and “Play Sports” and (iii) transactional and broadcasting-on-demand services. For the first six months of 2018, our video revenue amounted to €289.9 million (Q2 2018: €144.2 million), which was up 2% as compared to €284.1 million for the prior year period and included the impact from the SFR Belux acquisition as mentioned before. On a rebased basis, our video revenue for the six months ended June 30, 2018 decreased 3% compared to the prior year period as a result of the continued gradual decline in our total video subscriber base and slightly lower revenue from transactional VOD services.

BROADBAND INTERNET
The revenue generated by our residential and small business broadband internet RGUs totaled €309.8 million for the first six months of 2018 (Q2 2018: €155.9 million) and was up 4% compared to the prior year period when we recorded broadband internet revenue of €298.5 million. On a rebased basis, our broadband internet revenue was up 1% year-on-year driven by continued traction in our "WIGO" propositions and a robust performance in the small business segment, both driving a favorable tier mix effect, partially offset by an increased proportion of bundle discounts.

FIXED-LINE TELEPHONY
Our fixed-line telephony revenue includes recurring subscription-based revenue from our fixed-line telephony subscribers and variable usage-related revenue, but excludes the interconnection revenue generated by these customers which is reported under other revenue. For the first six months of 2018, our fixed-line telephony revenue decreased 2% to €117.2 million (Q2 2018: €57.9 million) compared to €119.4 million for the prior year period. The favorable impact from the SFR Belux acquisition was more than offset by (i) a continued gradual decline in our residential fixed-line telephony RGU base amidst a challenging market backdrop, (ii) lower usage-related revenue, reflecting an overall declining market trend, and (iii) a growing proportion of bundle discounts. The same factors resulted in a 5% decrease in our rebased H1 2018 fixed-line telephony revenue.

MOBILE TELEPHONY
Our mobile telephony revenue represents the subscription-based revenue generated by our direct mobile telephony subscribers and out-of-bundle revenue, but excludes (i) the interconnection revenue generated by these customers, (ii) the revenue earned from handset sales and (iii) revenue recognized under our "Choose Your Device" programs which are all recorded in other revenue. As of Q2 2018 and as mentioned above, our mobile telephony revenue no longer includes the revenue generated by our SME customers, which is now reported under our business services revenue. For the first six months of 2018, we generated mobile telephony revenue of €226.8 million (Q2 2018: €116.6 million), representing an 11% year-on-year decrease. On a rebased basis, our mobile telephony revenue decreased nearly 6% year-on-year with continued healthy net postpaid subscriber growth being more than offset by (i) lower out-of-bundle revenue generated by our mobile subscribers in excess of their monthly bundle on the back of our improved "WIGO" quad-play bundles and revamped BASE product portfolio, (ii) higher bundle-related discounts following the success of our quad-play "WIGO" propositions and (iii) a continued decline in the number of prepaid subscribers, including the impacts of the mandatory prepaid registration as of June 2017.

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BUSINESS SERVICES
The revenue reported under business services relates to (i) the revenue generated on non-coax products, including fiber and leased DSL lines, (ii) mobile telephony revenue generated by our SME customers, (iii) our carrier business and (iv) value-added services such as network hosting and managed data security. Revenue generated by our business customers on all coax-related products, such as our flagship bundle "WIGO Business", is allocated to our cable subscription revenue lines and is not captured within Telenet Business, our business services division. Telenet Business generated revenue of €86.7 million (Q2 2018: €46.8 million) for the first six months of 2018, up 8% as compared to H1 last year. Our reported revenue for the first half of 2018 included the aforementioned €7.0 million revenue contribution from Nextel since the May 31 acquisition date. On a rebased basis, our B2B revenue showed a modest decline as higher data connectivity revenue was more than offset by (i) structurally lower fixed-line telephony revenue, (ii) lower business mobile revenue and (iii) seasonally lower security revenue.

OTHER
Other revenue primarily includes (i) interconnection revenue from both our fixed-line and mobile telephony customers,
(ii) wholesale revenue generated through both our commercial and regulated wholesale businesses, (iii) mobile handset sales, including the revenue earned under our "Choose Your Device" programs, (iv) product activation and installation fees and (v) set-top box sales revenue. Other revenue reached €220.5 million (Q2 2018: €111.1 million) for the first six months of 2018, up 11% year-on-year driven by a higher contribution from our regulated and commercial wholesale business and higher interconnection revenue. The same factor drove a 10% year-on-year increase in our rebased other revenue.

2.2    Expenses

For the first six months of 2018, we incurred total expenses of €960.2 million, representing a decrease of 4% compared to the prior year period when we incurred total expenses of €1,001.7 million. Our total expenses for the first six months of 2018 reflected certain inorganic movements as mentioned above (see 2.1. Revenue for more details). Total expenses represented approximately 77% of our revenue for the first six months of 2018 (H1 2017: approximately 81%). Cost of services provided as a percentage of revenue represented approximately 57% for the first six months of 2018 (H1 2017: approximately 62%), while selling, general and administrative expenses represented approximately 19% of our total revenue for the first six months of 2018 (H1 2017: approximately 19%).

On a rebased basis, we succeeded in reducing our total expenses for the first six months of 2018 by 6% as compared to the prior year period. This solid achievement was predominantly driven by (i) a €41.2 million reduction in our direct costs as a result of the accelerated onboarding of our Full MVNO customers to the Telenet network, (ii) a 24% year-on-year decrease in outsourced labor and professional services and (iii) lower indirect costs as a result of our continued focus on tight cost control.

Total expenses in Q2 2018 totaled €452.2 million, representing a 10% decrease relative to Q2 last year despite the one-month acquisition effect from Nextel and a full quarter consolidation of SFR Belux as opposed to only two weeks in Q2 2017. On a rebased basis, our total expenses decreased 12%, largely due to the same drivers as mentioned above.

NETWORK OPERATING EXPENSES
Our network operating expenses reached €97.0 million for the first six months of 2018 (Q2 2018: €43.5 million) compared to €91.0 million for the first six months of 2017 and reflected the aforementioned SFR Belux acquisition. On a rebased basis, our network operating expenses increased 5% year-on-year as a result of certain local pylon tax provisions in Q1 2018 in addition to higher license and maintenance fees.

DIRECT COSTS (PROGRAMMING AND COPYRIGHTS, INTERCONNECT AND OTHER)
Our direct costs include all of our direct expenses such as (i) costs related to interconnection, including our MVNO-related costs, (ii) programming and copyrights and (iii) handset sales and subsidies. For the first six months of 2018, our direct costs were €253.6 million (Q2 2018: €126.7 million), representing a 14% decrease compared to the prior year period despite the aforementioned inorganic impacts. On a rebased basis, our direct costs showed a €41.2 million decrease driven by substantially lower MVNO-related costs due to the accelerated onboarding of our Full MVNO customers, which was substantially completed at the end of March 2018, and lower costs related to handset sales and subsidies relative to the prior year period.

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STAFF-RELATED EXPENSES
Staff-related expenses for the first six months of 2018 decreased a modest €0.5 million year-on-year to €126.1 million (Q2 2018: €61.0 million) and included the aforementioned inorganic impacts. On a rebased basis, our H1 2018 staff-related expenses decreased 3% relative to the same period of last year. As such, we were able to fully absorb the negative cost impact of the approximately 2% mandatory wage indexation since January this year.

SALES AND MARKETING EXPENSES
Relative to H1 last year, our sales and marketing expenses for the first six months of 2018 increased €1.1 million, or 3%, to €44.0 million (Q2 2018: €21.9 million). On a rebased basis, our H1 2018 sales and marketing expenses remained broadly stable compared to the prior year period. Relative to Q2 last year, our sales and marketing expenses decreased 10% in Q2 2018 on a rebased basis due to timing variances in some of our marketing campaigns.

OUTSOURCED LABOR AND PROFESSIONAL SERVICES
Costs related to outsourced labor and professional services were €14.6 million for the first six months of 2018 (Q2 2018: €7.1 million) compared to €19.1 million for the first six months of 2017, demonstrating our ability to carefully control our overall external spending levels. On a rebased basis, costs related to outsourced labor and professional services decreased 24% driven by a reduction in outsourced labor and generally lower consultancy-related spending.

OTHER INDIRECT EXPENSES
Other indirect expenses reached €70.1 million for the first six months of 2018 (Q2 2018: €34.6 million), representing a modest 1% increase compared to the prior year period and reflecting the aforementioned inorganic impacts. On a rebased basis, other indirect expenses decreased 7% year-on-year in H1 2018, mainly driven by our continued focus on managing our overhead expenses.

DEPRECIATION, AMORTIZATION AND RESTRUCTURING, INCL. IMPAIRMENT OF LONG-LIVED ASSETS AND LOSS (GAIN) ON DISPOSAL OF SUBSIDIARIES
Depreciation and amortization, including impairment of long-lived assets, loss (gain) on disposal of subsidiaries and restructuring charges, reached €350.6 million for the first six months of 2018 compared to €348.5 million in the first six months of 2017. Higher amortization and restructuring expenses were almost fully offset by much lower depreciation expenses as last year already reflected higher depreciation expenses related to the modernization of both fixed and mobile infrastructures and investments in IT platforms and systems.

2.3    Net result

FINANCE INCOME AND EXPENSES
For the first six months of 2018, net finance expense totaled €149.0 million compared to €129.1 million of net finance expense incurred for the first six months of 2017 when we recorded a €113.6 million non-cash loss on our derivatives and a €46.5 million loss on the extinguishment of debt following the early redemption of certain debt instruments during the first six months of 2017.

For the first six months of 2018, our finance income was €56.1 million as compared to €143.8 million in the prior year period when we incurred a €143.6 million non-cash foreign exchange gain on our outstanding USD-denominated debt. Our finance income for H1 2018 included a €55.9 million non-cash gain on our derivatives. Our net interest expense, foreign exchange loss and other finance expense increased 60% from €112.8 million for the first six months of 2017 to €180.5 million for the first six months of 2018 and mainly reflected a €66.7 million non-cash foreign exchange loss on our outstanding USD-denominated debt. Finance expenses for H1 2018 also included a €24.6 million loss on extinguishment of debt following the refinancing of our € and USD-denominated Term Loans.

In Q2 2018, we incurred net finance expenses of €77.5 million as compared to €107.2 million for Q2 2017. Relative to H1 last year when we incurred a €128.8 million non-cash loss on our derivatives, the fair value of our derivatives now resulted in a non-cash gain of €114.1 million, which was only partially offset by the aforementioned non-cash foreign exchange loss on our USD-denominated debt.

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INCOME TAXES
We recorded income tax expense of €32.2 million for the first six months of 2018 compared to income tax expense of €27.2 million for the first six months of 2017. In Q2 2018, we recorded income tax expense of €23.7 million compared to income tax expense of €4.2 million for the same period of last year.

NET PROFIT
We realized a net profit of €108.9 million for the first six months of 2018 compared to a net profit of €76.6 million in the prior year period. The 42% increase in our net profit was primarily driven by the 24% increase in our operating profit compared to H1 last year and reflected, amongst other changes, the aforementioned inorganic impacts. For the first six months of 2018, we achieved a net profit margin of 8.7% compared to a net profit margin of 6.2% for the first six months of 2017.

In Q2 2018, our net profit was €79.2 million as compared to €10.8 million in Q2 2017. Relative to Q2 last year when we incurred a €128.8 million non-cash loss on our derivatives, we recorded a €114.1 million non-cash gain on our derivatives in Q2 2018. In addition, our operating profit in Q2 2018 grew €58.1 million compared to the prior year quarter and reflected, amongst other changes, the aforementioned inorganic impacts.

2.4    Adjusted EBITDA

For the first six months of 2018, we realized Adjusted EBITDA of €645.5 million, up 9% compared to the prior year period when we produced Adjusted EBITDA of €592.4 million. Our Adjusted EBITDA for the first six months of 2018 included (i) a full six-month contribution of SFR Belux (as opposed to only two weeks in H1 2017), hence contributing €15.1 million to our growth, (ii) a one-month contribution of Nextel (€1.3 million) and (iii) reflected the sale of Ortel as of March 1, 2017. Our Adjusted EBITDA margin reached 51.6% for the first six months of 2018 compared to 47.9% for the first six months of 2017. On a rebased basis, our Adjusted EBITDA for the first six months of 2018 grew 7% through (i) substantially lower MVNO-related costs, (ii) lower other indirect expenses, (iii) a 24% reduction in costs related to outsourced labor and professional services and (iv) lower staff-related expenses. On a rebased basis, we succeeded in expanding our underlying Adjusted EBITDA margin by 370 basis points compared to H1 2017 driven by the disciplined execution of our synergy roadmap and overall tight cost control.

In Q2 2018, our Adjusted EBITDA reached €337.7 million, representing a robust 11% increase compared to the prior year period when our Adjusted EBITDA was €303.0 million, including a full quarter contribution from SFR Belux and a one-month contribution from Nextel as mentioned above. On a rebased basis, we achieved a solid 9% increase in our Adjusted EBITDA in the second quarter, which marked a robust improvement versus the 5% rebased growth we delivered in Q1 2018. The sequential acceleration in our Adjusted EBITDA growth in the quarter was primarily driven by (i) substantially lower MVNO-related costs, (ii) 10% lower sales and marketing expenses and (iii) overall tight control of our overhead expenses. In Q2 2018, we achieved an Adjusted EBITDA margin of 53.4%, representing a marked improvement of 490 basis points compared to Q2 2017 on a rebased basis. This represented our best quarterly performance in three years' time.

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Exhibit 1: Reconciliation between total profit for the period and Adjusted EBITDA (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2018	2017	Change %	2018	2017	Change %

Profit for the period	79.2	10.8	633%	108.9	76.6	42%
					—
Income tax expense	23.7	4.2	464%	32.2	27.2	18%
Share of the result of equity accounted investees	(0.1)	(0.5)	(80)%	0.6	1.3	(54)%
Net finance expense	77.5	107.2	(28)%	149.0	129.1	15%
Depreciation, amortization, impairment and loss (gain) on disposal of subsidiaries	157.3	175.5	(10)%	345.4	347.6	(1)%

EBITDA	337.6	297.2	14%	636.1	581.8	9%

Share based compensation	(1.7)	3.4	N.M.	1.5	7.8	(81)%
Operating charges related to acquisitions or divestitures	1.5	1.5	—%	2.5	1.9	32%
Restructuring charges	0.3	0.9	(67)%	5.4	0.9	500%
					—
Adjusted EBITDA	337.7	303.0	11%	645.5	592.4	9%
Adjusted EBITDA margin	53.4%	48.7%		51.6%	47.9%
Net profit margin	12.5%	1.7%		8.7%	6.2%

N.M. - Not Meaningful

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES
For the first six months of 2018, our operations yielded €519.1 million of net cash compared to the €380.7 million we generated during the prior year period. The net cash from our operating activities for the first six months of 2018 reflected the inorganic impacts from the SFR Belux and Nextel acquisitions and the sale of Ortel as of March 1, 2017 as mentioned above. Our net operating cash flow increased 36% year-on-year driven by (i) €45.0 million lower cash interest expenses and cash derivatives as a result of our recent refinancing transactions, partially offset by a growing proportion of short-term liabilities from our vendor financing platform, (ii) robust underlying Adjusted EBITDA growth as mentioned above, (iii) an improved trend in our working capital in the period and (iv) €9.4 million lower cash taxes paid relative to last year. In Q2 2018, we generated €327.8 million of net cash from operating activities, which was up 24% compared to the prior year quarter, and largely reflected the same growth drivers as mentioned above.
NET CASH USED IN INVESTING ACTIVITIES
We used €265.8 million of net cash in investing activities for the first six months of 2018 (Q2 2018: €165.2 million) as compared to €650.4 million in H1 last year which included the payment for the June 2017 acquisition of SFR Belux. Relative to the same period of year, our cash capital expenditures decreased 21% as a result of our vendor financing program, which we implemented in Q3 2016 and through which we are able to extend our payment terms for certain suppliers to 360 days at an attractive all-in cost. During the first six months of 2018, we acquired €145.8 million of assets through capital-related vendor financing arrangements (Q2 2018: €63.8 million), favorably impacting our net cash used in investing activities for the equivalent amount. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures. Finally, our net cash used in investing activities in H1 2018 was adversely impacted by the cash paid acquisition of local ICT integrator Nextel, which we acquired on May 31, 2018.
NET CASH FROM FINANCING ACTIVITIES
The net cash used in financing activities was €165.9 million for the first six months of 2018 (Q2 2018: €72.2 million) compared to €194.5 million of net cash from financing activities for the first six months of 2017. The net cash used in financing activities for the first six months of 2018 reflected a net €94.5 million repayment of loans and borrowings, including scheduled repayments of our short-term vendor financing commitments as described above. In the first six months of 2018, we also spent €28.0 million on share repurchases under the Share Repurchase Program 2018 and incurred €25.4 million of debt issuance costs related to our March and May 2018 refinancings (See 2.6 Debt profile for more details). The remainder of the net cash used in financing activities primarily consisted of capital lease repayments and other financial payments.

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ADJUSTED FREE CASH FLOW
For the first six months of 2018, we generated Adjusted Free Cash Flow of €257.3 million. This represented a marked 88% improvement versus the €137.1 million we generated in the same period last year. Our Adjusted Free Cash Flow growth was primarily driven by a robust increase in the net cash flow from our operating activities as explained above and lower cash capital expenditures due to continued net increases in our vendor financing program, partly offset by scheduled repayment of such short-term commitments. For Q2 2018, our Adjusted Free Cash Flow was €173.9 million, up 14% compared to the prior year period and broadly reflecting the same growth drivers as mentioned above.
2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE
As of June 30, 2018, we carried a total debt balance (including accrued interest) of €4,995.6 million, of which €1,933.4 million principal amount is related to the Senior Secured Fixed Rate Notes with maturities ranging from July 2027 through March 2028 and €2,100.2 million principal amount is owed under our 2017 Amended Senior Credit Facility with maturities ranging from August 2026 through December 2027. Our total debt balance at June 30, 2018 also included €372.4 million of short-term debt related to our vendor financing program and €16.3 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.
During the first half of 2018, we successfully tapped the international loan markets in order to refinance part of our outstanding debt at attractive and improved long-term interest rates, while extending tenor. In March 2018, we used part of our cash and cash equivalents to prepay 10% of Facility AB , of which the lender is Telenet Finance VI Luxembourg S.C.A. (“TFLVI”). TFLVI used the proceeds from the prepayment of 10% of Facility AB to redeem 10% of the original aggregate principal amount of its 4.875% €530.0 million Senior Secured Notes due July 2027.
In March 2018, we issued a USD 300.0 million Term Loan (“Facility AL2”) at par, under which Telenet Financing USD LLC is the borrowing entity. Facility AL2 carried the same characteristics as the initial Facility AL, which was issued on December 1, 2017. In April 2018, Telenet Financing USD LLC borrowed the full USD 300.0 million under Facility AL2 and on-lent the net proceeds of this issuance to Telenet International Finance S.à r.l., which used such proceeds, together with existing cash, to prepay Facility V, of which the lender is Telenet Finance V Luxembourg S.C.A. (“TFLV”). TFLV used the proceeds from the prepayment of Facility V to redeem in full its 6.75% €250.0 million Senior Secured Notes due August 2024.
In May 2018, we issued a new €730.0 million Term Loan facility (“Facility AO”), under which Telenet International Finance S.à r.l. is the borrowing entity. Facility AO carries a reduced margin of 2.50% over EURIBOR with a 0% floor, matures on December 15, 2027 and was issued at 99.875%. Through Telenet Financing USD LLC, Telenet issued a new USD 1.6 billion Term Loan facility (“Facility AN”) with a modestly improved maturity of August 15, 2026. Facility AN carries a reduced margin of 2.25% over LIBOR with a 0% floor and was issued at 99.875%. We used the net proceeds from these new facilities in June 2018 to entirely prepay the following credit facilities under the 2017 Amended Senior Credit Facility: (i) Facility AM (€730.0 million due December 2027, EURIBOR +2.75%, 0% floor); and (ii) Facility AL (USD 1.6 billion due March 2026, LIBOR + 2.50%, 0% floor).
Post refinancing, we face no debt maturities prior to August 2026 (excluding short-term liabilities related to our vendor financing program) with a weighted average maturity of 9.1 years at the end of June 2018. In addition, we also had full access to €445.0 million of undrawn commitments under its revolving credit facilities at June 30, 2018, with certain availabilities up to June 2023.

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DEBT OVERVIEW AND PAYMENT SCHEDULES
The table below provides an overview of our debt instruments and payment schedule at June 30, 2018.
Exhibit 2: Debt maturity table as of June 30, 2018

	Total Facility as per		Drawn amount		Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2018
	(€ in millions)
2017 Amended Senior Credit Facility
Term Loan AN	1,370.2		1,370.2		—	August 15, 2026	Floating | 6-month LIBOR (0% floor) + 2.25%	Semi-annual (Jan. and July)
Term Loan AO	730.0		730.0		—	December 15, 2027	Floating | 6-month EURIBOR (0% floor) + 2.50%	Semi-annual (Jan. and July)
Revolving Credit Facility (Facility AG)	400.0		—		400.0	June 30, 2023	Floating | 1-month EURIBOR (0% floor) + 2.75%	Monthly

Senior Secured Fixed Rate Notes
€530 million Senior Secured Notes due 2027 (Facility AB)	477.0		477.0		—	July 15, 2027	Fixed | 4.875%	Semi-annual (Jan. and July)
€600 million Senior Secured Notes due 2028 (Facility AK)	600.0	600.0	600.0	600.0	—	March 1, 2028	Fixed | 3.50%	Semi-annual (Jan. and July)
USD 1.0 billion Senior Secured Notes due 2028 (Facility AJ)	856.4	856.4	856.4	856.4	—	March 1, 2028	Fixed | 5.50%	Semi-annual (Jan. and July)

Other
Revolving Credit Facility	20.0	—	—	20.0	20.0	September 30, 2021	Floating | 1-month EURIBOR (0% floor) + 2.00%	Monthly
Overdraft Facility	25.0	—	—		25.0	June 30, 2019	Floating | 1-month EURIBOR (0% floor) + 1.60%	Not applicable

Total notional amount	4,478.6		4,033.6		445.0

CASH BALANCE AND AVAILABILITY OF FUNDS
At June 30, 2018, we held €126.5 million of cash and cash equivalents compared to €39.1 million at December 31, 2017. To minimize the concentration of counterparty risk, our cash equivalents and AAA-rated money market funds are placed with highly rated European and US financial institutions. Growth in our cash balance was particularly robust in the second quarter when we generated €90.4 million of net cash despite the cash paid acquisition of local ICT integrator Nextel at the end of May and the incurrence of €23.2 million debt issuance costs in Q2 2018 for the improved Term Loans issued in May . Growth in cash balance was essentially driven by the aforementioned robust growth in our net cash flow from operations. At June 30, 2018, we had access to €445.0 million of available commitments under our revolving credit facilities, subject to compliance with the covenants mentioned below.
NET LEVERAGE RATIO
Mid-February, we redefined our leverage framework, maintained at 3.5x to 4.5x Net Total Debt to Consolidated Annualized EBITDA and based on net total leverage as opposed to net covenant leverage previously. As such, our Consolidated Annualized EBITDA excludes certain unrealized OPEX synergies with regards to both the BASE and SFR Belux acquisitions, while Net Total Debt includes both lease-related liabilities and vendor financing-related short-term liabilities.
At June 30, 2018, our net total leverage ratio reached 3.8x versus 4.0x at March 31, 2018 with the decrease being primarily attributable to the strong EBITDA growth we achieved in the second quarter. Our net covenant leverage, which includes certain unrealized OPEX synergies and excludes both lease-related liabilities and vendor financing-related short-term liabilities, was 3.0x at June 30, 2018 (March 31, 2018: 3.2x). Our current net covenant leverage ratio is significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage.

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2.7    Capital expenditures

Accrued capital expenditures reached €301.7 million for the first six months of 2018, up 8% versus the prior year period. Our higher accrued capital expenditures reflect continued investments in the upgrade of both our fixed and mobile infrastructures to create a leading converged network for the future and accelerated investments in our new IT platform with a view to create additional digital capabilities. Consequently, our accrued capital expenditures for the first six months of 2018 represented approximately 24% of our revenue versus approximately 23% for the first six months of 2017.

Capital expenditures related to customer premises equipment, which includes our spending on set-top boxes, modems and WiFi powerlines, amongst others, represented €49.9 million for the first six months of 2018 (Q2 2018: €24.8 million). The 17% increase compared to the prior year period was driven by our successful in-home connectivity campaigns focused on improving the indoor wireless experience for our customers. For the first six months of 2018, capital expenditures related to customer premises equipment represented approximately 17% of our total accrued capital expenditures.

As in recent quarters, the vast majority of our capital expenditures continue to be geared towards targeted investments in both our fixed and mobile infrastructures, as mentioned above. At the end of June 2018, we had modernized approximately 98% of our macro sites, had deployed 238 new sites and had upgraded around 81% of our HFC nodes within our footprint. As such, we succeeded in substantially completing the mobile network modernization as scheduled at the end of June and expect to be able to complete our "Grote Netwerf" project mid-2019. Consequently, we anticipate our investment levels to decrease relative to this year's peak. Accrued capital expenditures for network growth and upgrades amounted to €107.4 million for the first six months of 2018 (Q2 2018: €46.1 million), marking a 17% decrease compared to H1 last year. For the first six months of 2018, network-related capital expenditures represented approximately 36% of total accrued capital expenditures.

Capital expenditures for product and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, amongst others, totaled €57.5 million for the first six months of 2018 (Q2 2018: €28.6 million) and were broadly stable in the quarter compared to Q1 this year. The ramp-up versus the first half of 2017 reflected the start of our IT upgrade program as referenced to above. Capital expenditures for product and services represented approximately 19% of total accrued capital expenditures .

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and certain recurring investments in our IT platform and systems. These reached €86.9 million for the first six months of 2018 (Q2 2018: €45.6 million) compared to €67.5 million for the first six months of 2017. The above implies that approximately 72% of our accrued capital expenditures for the first six months of 2018 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q2 2018, our accrued capital expenditures totaled €145.1 million, marking a 6% decrease versus the same period of last year and representing 23% of our revenue. The year-on-year decrease in investment levels in the quarter was primarily linked to lower network-related accrued capital expenditures given the good progress we have made to date on the modernization of our integrated fixed and mobile network.

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3    Outlook and other information

3.1    Outlook

Following our achievement of a modest rebased top line decrease and a solid 7% rebased Adjusted EBITDA growth for the first six months of 2018, we are on track to deliver on our full year 2018 outlook as presented on February 13, 2018.

Relative to the first half of 2018, we anticipate our rebased revenue growth to modestly improve driven by a growing contribution from our wholesale and small business segments and the benefit from the July 2018 rate adjustment, partially offset by continued competitive and regulatory headwinds, including a 17% reduction in the cable wholesale rate as of August 1,2018. For the full year 2018, we continue to anticipate stable revenue growth on a rebased basis.

In 2018, our full year Adjusted EBITDA(a) will be positively influenced by the accelerated synergies from the BASE acquisition, including lower MVNO-related costs as we substantially completed the full onboarding of our Full MVNO subscribers to the Telenet network at the end of Q1 2018. In addition, we will continue to focus on carefully managing our overhead expenses and indirect spend. Having achieved 7% rebased Adjusted EBITDA growth over the first six months of the year, we continue to target 7-8% rebased Adjusted EBITDA growth for the full year, leading to an improved Adjusted EBITDA(a) CAGR of 6-7% over the 2015-2018 period.

As far as our accrued capital expenditures are concerned, 2018 will be the final full year in our investment cycle characterized by relatively high investments on the back of (i) our five-year €500.0 million "Grote Netwerf" HFC network upgrade program, (ii) our €250.0 million investment in the modernization of our acquired mobile network, (iii) a full-year inclusion of SFR Belux, including on-top investments to improve the customer experience in Brussels and Wallonia, and (iv) the start of our IT platform upgrade plan, leading to additional innovative digital capabilities and cost opportunities going forward. We continue to target an accrued capital expenditures to revenue ratio of around 26% for the full year 2018, with a firm commitment to decrease our accrued capital expenditure levels as of 2019.

Finally, we continue to expect a healthy growth in our Adjusted Free Cash Flow(b) for 2018 to €400.0-420.0 million driven by (i) robust Adjusted EBITDA(a) growth as mentioned above, partially offset by higher capital expenditures, (ii) lower cash interest expenses as a result of the December 2017 refinancing and (iii) continued growth in our vendor financing platform through which we are able to extend payment terms for certain strategic suppliers.

Exhibit 3: Outlook FY 2018

Outlook FY 2018
Revenue (rebased)	Stable
Adjusted EBITDA growth(a) (rebased)	7-8%
Accrued capital expenditures, as a % of revenue	Around 26%(b)
Adjusted Free Cash Flow(c)	€400.0 - 420.0 million(d)

(a) A reconciliation of our Adjusted EBITDA guidance for 2018, and our Adjusted EBITDA CAGR for 2015-2018, to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(b) Excluding the recognition of football broadcasting rights and mobile spectrum licenses.
(c) A reconciliation of our Adjusted Free Cash Flow guidance for 2018 to a EU IFRS measure is not provided as not all elements of the reconciliation are projected as part of our forecasting process, as certain items may vary significantly from one period to another.
(d) Assuming the tax payment on our 2017 tax return (excluding the tax prepayment of Q4 2017) will not occur until early 2019.

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3.2    Shareholder remuneration

On June 25, 2018, Telenet announced the initiation of a €300 million share repurchase program (the “Share Repurchase Program 2018bis”). This program replaces the Share Repurchase Program 2018, which commenced on February 13, 2018 and under which 526,637 shares have been repurchased for a total consideration of €28.9 million. Under the Share Repurchase Program 2018bis, Telenet may repurchase from time to time up to 7.5 million shares for a maximum consideration of €300 million until June 28, 2019. For the period between April 30, 2019 and June 28, 2019, the execution of the remainder of the Share Repurchase Program 2018bis is subject to renewal of the share buy-back authorization by the shareholders’ meeting. Telenet will fund this program with its existing and future cash balances as well as available untapped liquidity under its revolving credit facilities. To date, a total of 573,363 shares have been repurchased under the Share Repurchase Program 2018bis for an aggregate amount of €24.0 million.

Consistent with the board’s previously stated commitment to revert on additional forms of shareholder remuneration in the second half, the board proposes to proceed with an extraordinary dividend payment of €600 million, equivalent to approximately €5.2 (gross) per share. The board’s decision was driven by a series of elements, including, amongst other factors, (i) the board’s assessment of any meaningful short-term M&A opportunities within the markets and segments we operate, and (ii) the confirmed decrease in our net total leverage on the back of a robust 9% rebased Adjusted EBITDA growth in Q2. Finally, we will host a Capital Markets Day in early December, focusing on the strategic value drivers and financial outlook for the Company in the medium term and on capital allocation in the pursuit of growth and shareholder value.

3.3    Subsequent events

Resignation of Jim Ryan as Director
Effective August 1, 2018, Mr. Jim Ryan will voluntarily resign from the Company's board of directors. Consequently, the board of directors will further reduce to 9 members, out of which 3 independent directors.

Telenet proposes an extraordinary dividend of €600.0 million
Telenet announced today that the board of directors proposes to proceed with an extraordinary dividend payment of €600.0 million, equivalent to approximately €5.2 (gross) per share, consistent with the board’s previously stated intention to revert on additional forms of shareholder remuneration in the second half of the year. Telenet will convene a general shareholders’ meeting (“EGM”), currently contemplated to be held on September 26, 2018. The effective pay-out date is currently contemplated, subject to EGM approval, to take place on October 4, 2018, with the ex-coupon date on October 1, 2018 and the record date on October 3, 2018.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises CVBA, represented by Filip De Bock, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six months ended June 30, 2018.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	18

4    Telenet Group Holding NV – Consolidated interim operating statistics

As of and for the three months ended June 30,	2018	2017	Change %

Total Services - Combined Network

Homes passed (12)	3,333,300	3,328,000	—%

Video
Basic video (5)	220,200	265,500	(17)%
Enhanced video (6)	1,783,000	1,796,500	(1)%
Total video	2,003,200	2,062,000	(3)%

Internet
Residential broadband internet	1,503,000	1,517,500	(1)%
Business broadband internet	176,400	150,900	17%
Total broadband internet (7)	1,679,400	1,668,400	1%

Fixed-line telephony
Residential fixed-line telephony	1,184,300	1,205,400	(2)%
Business fixed-line telephony	111,200	98,600	13%
Total fixed-line telephony (8)	1,295,500	1,304,000	(1)%

Total RGUs (13)	4,978,100	5,034,400	(1)%

Churn (14)

Video	9.2%	8.1%
Broadband internet	8.9%	8.1%
Fixed-line telephony	10.8%	9.0%

Customer relationship information

Triple-play customers	1,178,600	1,183,300	—%
Total customer relationships (10)	2,159,200	2,212,400	(2)%
Services per customer relationship (10)	2.31	2.28	1%
ARPU per customer relationship (in € / month) (10) (11)	55.2	54.9	1%

As of and for the three months ended June 30,	2018	2017	Change %

Mobile statistics

Mobile telephony
Postpaid subscribers	2,223,900	2,081,600	7%
Prepaid subscribers	501,000	620,100	(19)%
Total mobile subscribers (9)	2,724,900	2,701,700	1%

As of Q2 2018, SME customers who receive mobile services from us are no longer included in the total number of mobile subscribers as their revenue is reported under business services instead of mobile telephony revenue previously. For comparability reasons, we have restated the prior year quarters.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	19

5	Telenet Group Holding NV – Selected EU IFRS condensed
consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2018	2017 Represented	Change %	2018		2017 Represented	Change %
Profit for the period
Revenue

Revenue	632.5	622.1	2%	1,250.9		1,235.9	1%

Expenses

Cost of services provided	(335.5)	(379.6)	(12%)	(718.8)		(764.9)	(6%)

Gross profit	297.0	242.5	22%	532.1		471.0	13%

Selling, general & administrative expenses	(116.7)	(120.8)	(3%)	(241.4)		(236.8)	2%

Operating profit	180.3	121.7	48%	290.7		234.2	24%

Finance income	114.1	123.7	(8%)	56.1		143.8	(61%)
Net interest income and foreign exchange gain	—	123.7	(100%)	0.2		143.8	(100%)
Net gain on derivative financial instruments	114.1	—	—%	55.9		—	—%
Finance expenses	(191.6)	(230.9)	(17%)	(205.1)		(272.9)	(25%)
Net interest expense, foreign exchange loss and other finance expenses	(169.0)	(55.6)	204%	(180.5)		(112.8)	60%
Net loss on derivative financial instruments	—	(128.8)	(100%)	—		(113.6)	(100%)
Loss on extinguishment of debt	(22.6)	(46.5)	(51%)	(24.6)		(46.5)	(47%)
Net finance expense	(77.5)	(107.2)	(28%)	(149.0)		(129.1)	15%
Share of the result of equity accounted investees	0.1	0.5	(80%)	(0.6)		(1.3)	(54%)

Profit before income tax	102.9	15.0	586%	141.1		103.8	36%

Income tax expense	(23.7)	(4.2)	464%	(32.2)		(27.2)	18%

Profit for the period	79.2	10.8	633%	108.9		76.6	42%

Other comprehensive income (loss) for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability/(asset)	—	—	—%	—		—	—%
Deferred tax	—	—	—%	—		—	—%
Other comprehensive income for the period, net of income tax	—	—	—%	—		—	—%

Total comprehensive income for the period	79.2	10.8	633%	108.9		76.6	42%

Profit attributable to:	79.2	10.8	633%	108.9	0.000001	76.6	42%
Owners of the Company	79.5	11.4	597%	109.6		75.0	46%
Non-controlling interests	(0.3)	(0.6)	(50%)	(0.7)		1.6	N.M.

Total comprehensive income for the period, attributable to:	79.2	10.8	633%	108.9		76.6	42%
Owners of the Company	79.5	11.4	597%	109.6		75.0	46%
Non-controlling interests	(0.3)	(0.6)	(50%)	(0.7)		1.6	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	20

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2018	2017 Represented	Change %	2018	2017 Represented	Change %
Weighted average shares outstanding	115,066,536	115,419,460		115,247,512	115,430,484
Basic earnings per share	0.69	0.10	590%	0.95	0.65	46%
Diluted earnings per share	0.69	0.10	590%	0.95	0.65	46%

Revenue by Nature

Subscription revenue:
Video	144.2	143.1	1%	289.9	284.1	2%
Broadband internet	155.9	150.5	4%	309.8	298.5	4%
Fixed-line telephony	57.9	59.0	(2%)	117.2	119.4	(2%)
Cable subscription revenue	358.0	352.6	2%	716.9	702.0	2%
Mobile telephony	116.6	128.0	(9%)	226.8	255.0	(11%)
Total subscription revenue	474.6	480.6	(1%)	943.7	957.0	(1%)
Business services	46.8	40.0	17%	86.7	80.4	8%
Other	111.1	101.5	9%	220.5	198.5	11%
Total Revenue	632.5	622.1	2%	1,250.9	1,235.9	1%

Expenses by Nature

Network operating expenses	(43.5)	(41.9)	4%	(97.0)	(91.0)	7%
Direct costs (programming, copyrights, interconnect and other)	(126.7)	(147.6)	(14%)	(253.6)	(294.5)	(14%)
Staff-related expenses	(61.0)	(62.7)	(3%)	(126.1)	(126.6)	—%
Sales and marketing expenses	(21.9)	(24.0)	(9%)	(44.0)	(42.9)	3%
Outsourced labor and Professional services	(7.1)	(8.7)	(18%)	(14.6)	(19.1)	(24%)
Other indirect expenses	(34.6)	(34.2)	1%	(70.1)	(69.4)	1%
Restructuring charges	(0.3)	(0.9)	(67%)	(5.4)	(0.9)	500%
Operating charges related to acquisitions or divestitures	(1.5)	(1.5)	—%	(2.5)	(1.9)	32%
Share-based payments granted to directors and employees	1.7	(3.4)	N.M.	(1.5)	(7.8)	(81%)
Depreciation	(94.3)	(117.5)	(20%)	(216.4)	(227.5)	(5%)
Amortization	(47.4)	(45.7)	4%	(93.8)	(88.3)	6%
Amortization of broadcasting rights	(14.8)	(13.3)	11%	(34.9)	(31.3)	12%
Impairment of long-lived assets - Intangible	0.4	—	—%	—	—	—%
Loss (gain) on disposal of subsidiaries	0.3	1.0	(70%)	1.0	(0.5)	N.M.
Impairment of long-lived assets - Property and equipment	(1.3)	—	—%	(1.3)	—	—%

Total Expenses	(452.2)	(500.4)	(10%)	(960.2)	(1,001.7)	(4%)

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	21

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2018	2017	Change %	2018	2017	Change %

Cash flows from operating activities
Profit for the period	79.2	10.8	633%	108.9	76.6	42%
Depreciation, amortization, impairment and restructuring charges	156.2	176.4	(11%)	349.4	348.5	—%
Working capital changes and other non cash items	13.3	9.0	48%	47.0	21.5	119%
Income tax expense	23.8	4.1	480%	32.3	27.1	19%
Net interest expense, foreign exchange loss and other finance expenses	169.2	(68.1)	N.M.	180.5	(31.0)	(682%)
Net loss (gain) on derivative financial instruments	(114.1)	128.8	N.M.	(55.9)	113.6	N.M.
Loss on extinguishment of debt	22.6	46.5	(51%)	24.6	46.5	(47%)
Cash interest expenses and cash derivatives	(21.3)	(44.1)	(52%)	(62.8)	(107.8)	(42%)
Income taxes paid	(1.1)	—	—%	(104.9)	(114.3)	(8%)

Net cash from operating activities	327.8	263.4	24%	519.1	380.7	36%

Cash flows from investing activities
Purchases of property and equipment	(69.3)	(80.3)	(14%)	(132.2)	(179.9)	(27%)
Purchases of intangibles	(34.3)	(35.3)	(3%)	(72.7)	(81.1)	(10%)
Acquisition of other investments	—	(2.0)	(100%)	—	(2.0)	(100%)
Acquisition of subsidiary, net of cash acquired	(61.5)	(388.7)	(84%)	(61.5)	(389.3)	(84%)
Proceeds from sale of property and equipment	0.5	1.1	(55%)	1.2	1.9	(37%)
Purchase of broadcasting rights for resale purposes	—	—	—%	—	(0.1)	(100%)
Proceeds from the sale of broadcasting rights for resale purposes	(0.6)	—	—%	(0.6)	0.1	N.M.

Net cash used in investing activities	(165.2)	(505.2)	(67%)	(265.8)	(650.4)	(59%)

Cash flows from financing activities
Repayments of loans and borrowings	(320.6)	(723.4)	(56%)	(409.8)	(723.4)	(43%)
Proceeds from loans and borrowings	281.8	960.7	(71%)	315.3	977.2	(68%)
Repurchase of own shares	(2.0)	(6.3)	(68%)	(28.0)	(26.3)	6%
Sale of own shares	3.9	13.8	(72%)	4.2	25.2	(83%)
Payments for early termination of loans and borrowings	—	(19.1)	(100%)	—	(19.1)	(100%)
Payments for debt issuance costs	(23.2)	(17.8)	30%	(25.4)	(18.1)	40%
Other financing activities (incl. finance leases)	(12.1)	(13.4)	(10%)	(22.2)	(21.0)	6%

Net cash from (used in) financing activities	(72.2)	194.5	N.M.	(165.9)	194.5	N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	36.1	71.3	(49%)	39.1	99.2	(61%)
Cash at end of period	126.5	24.0	427%	126.5	24.0	427%

Net cash generated (used)	90.4	(47.3)	N.M.	87.4	(75.2)	N.M.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	22

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2018	2017	Change %	2018	2017	Change %

Adjusted Free Cash Flow
Net cash from operating activities	327.8	263.4	24%	519.1	380.7	36%
Cash payments for direct acquisition and divestiture costs	1.2	0.1	N.M.	1.9	0.1	N.M.
Expenses financed by an intermediary	35.3	13.4	163%	68.8	29.9	130%
Purchases of property and equipment	(69.3)	(80.3)	(14%)	(132.2)	(179.9)	(27%)
Purchases of intangibles	(34.3)	(35.3)	(3%)	(72.7)	(81.1)	(10%)
Principal payments on amounts financed by vendors and intermediaries	(68.4)	(3.3)	N.M.	(103.9)	(3.3)	N.M.
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(0.3)	(0.4)	(25%)	(0.9)	(0.9)	—%
Principal payments on post acquisition additions to network leases	(18.1)	(4.6)	293%	(22.8)	(8.4)	171%

Adjusted Free Cash Flow	173.9	153.0	14%	257.3	137.1	88%

N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	23

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	June 30,	December 31,	Change
	2018	2017 Restated

ASSETS
Non-current Assets:
Property and equipment	2,144.0	2,149.6	(5.6)
Goodwill	1,862.9	1,795.4	67.5
Other intangible assets	753.3	778.4	(25.1)
Deferred tax assets	282.5	236.6	45.9
Investments in and loans to equity accounted investees	31.0	31.0	—
Other investments	4.4	4.1	0.3
Derivative financial instruments	2.6	7.8	(5.2)
Trade receivables	1.4	2.9	(1.5)
Other assets	10.9	10.6	0.3
Total non-current assets	5,093.0	5,016.4	76.6

Current Assets:
Inventories	22.6	21.5	1.1
Trade receivables	245.5	214.9	30.6
Other current assets	158.1	136.5	21.6
Cash and cash equivalents	126.5	39.1	87.4
Derivative financial instruments	47.8	41.6	6.2
Total current assets	600.5	453.6	146.9

TOTAL ASSETS	5,693.5	5,470.0	223.5

EQUITY AND LIABILITIES
Equity:
Share capital	12.8	12.8	—
Share premium and other reserves	958.5	987.1	(28.6)
Retained loss	(1,985.5)	(2,102.3)	116.8
Remeasurements	(18.3)	(13.5)	(4.8)
Total equity attributable to owners of the Company	(1,032.5)	(1,115.9)	83.4
Non-controlling interests	20.3	21.8	(1.5)
Total equity	(1,012.2)	(1,094.1)	81.9

Non-current Liabilities:
Loans and borrowings	4,505.8	4,462.2	43.6
Derivative financial instruments	245.7	311.3	(65.6)
Deferred revenue	1.4	1.1	0.3
Deferred tax liabilities	146.1	151.3	(5.2)
Other liabilities	130.9	124.0	6.9
Total non-current liabilities	5,029.9	5,049.9	(20.0)

Current Liabilities:
Loans and borrowings	489.8	361.7	128.1
Trade payables	181.9	150.0	31.9
Accrued expenses and other current liabilities	602.8	616.7	(13.9)
Deferred revenue	105.9	102.3	3.6
Derivative financial instruments	51.7	21.8	29.9
Current tax liability	243.7	261.7	(18.0)
Total current liabilities	1,675.8	1,514.2	161.6

Total liabilities	6,705.7	6,564.1	141.6

TOTAL EQUITY AND LIABILITIES	5,693.5	5,470.0	223.5

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	24

(1)
For purposes of calculating rebased growth rates on a comparable basis for the three months and six months ended June 30, 2018, we have adjusted our historical revenue and Adjusted EBITDA to (i) include the pre-acquisition revenue and Adjusted EBITDA of SFR Belux (fully consolidated since June 19, 2017) in our rebased amounts for the three months and six months ended June 30, 2017 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the three months and six months ended June 30, 2018, (ii) include the pre-acquisition revenue and Adjusted EBITDA of Nextel (fully consolidated since May 31, 2018) in our rebased amounts for the three months and six months ended June 30, 2017 to the same extent that the revenue and Adjusted EBITDA of such entity is included in our results for the three months and six months ended June 30, 2018 and (iii) exclude the revenue and Adjusted EBITDA of the disposals of certain legacy fixed-line products at BASE and Ortel made during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three months and six months ended June 30, 2018, (iii) exclude the revenue and Adjusted EBITDA of the disposals of JIM Mobile and Mobile Viking during Q1 2017 to the same extent that the revenue and Adjusted EBITDA of these disposed business is excluded from our results for the three months ended March 31, 2018 and (iv) give effect to the new IFRS 15 framework as if it had been implemented on January 1, 2017. We have reflected the revenue and operating profit of both SFR Belux and Nextel in our 2017 rebased amounts based on what we believe to be the most reliable information that is currently available (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant effects of acquisition accounting adjustments, (ii) any significant differences between our accounting policies and those of the acquired entities and (iii) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and Adjusted EBITDA of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted EBITDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted EBITDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance.

(2)
EBITDA is defined as profit before net finance expense, the share of the result of equity accounted investees, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestitures. Operating charges or credits related to acquisitions or divestitures include (i) gains and losses on the disposition of long-lived assets, (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 12.

(3)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(4)
Adjusted Free Cash Flow is defined as net cash provided by the Company’s operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and divestitures and (ii) expenses financed by an intermediary, less (i) purchases of property and equipment and purchases of intangibles as reported in the Company's consolidated statement of cash flows, (ii) principal payments on amounts financed by vendors and intermediaries, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Adjusted Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that Telenet uses to provide its enhanced service offerings. Telenet counts Revenue Generating Unites (“RGUs”) on a unique premises basis. In other words, a subscriber with multiple outlets in one premise is counted as one RGU and a subscriber with two homes and a subscription to Telenet's video service at each home is counted as two RGUs.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives Telenet's video service over the Combined Network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives Telenet's video service in one premise is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As Telenet migrates customers from basic to enhanced video services, Telenet reports a decrease in its Basic Video Subscribers equal to the increase in Telenet's Enhanced Video Subscribers.

(7)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over the Combined Network.

(8)
Fixed-line Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives fixed-line voice services over the Combined Network. Fixed-line telephony Subscribers exclude mobile telephony subscribers.

(9)
Telenet's mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	25

(via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from Telenet's mobile telephony subscriber counts after a 90-day inactivity period.

(10)
Customer Relationships are the number of customers who receive at least one of Telenet's video, internet or telephony services that Telenet counts as RGUs, without regard to which or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives Telenet's services in two premises (e.g. a primary home and a vacation home), that individual generally will count as two Customer Relationships. Telenet excludes mobile-only customers from Customer Relationships.

(11)
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, Business-to-Business ("B2B") services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period.

(12)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to the Combined Network without materially extending the distribution plant. Telenet's Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

(13)
RGU is separately a Basic Video Subscriber, Enhanced Video Subscriber, Internet Subscriber or Fixed-line Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to Telenet's enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, Internet and Fixed-line Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of Telenet's services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or fixed-line telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g. VIP subscribers, free service to employees) generally are not counted as RGUs. Telenet does not include subscriptions to mobile services in its externally reported RGU counts.

(14)
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from Telenet and is required to return Telenet's equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of Telenet's churn calculations. Customers who move within Telenet's cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(15)
Telenet's ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Telenet's ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

(16)
Net total leverage is defined as the sum of all of the Company's short-term and long-term liabilities minus cash and cash equivalents ("Net Total Debt"), as recorded in the Company's statement of financial position, divided by the last two quarters' Consolidated Annualized EBITDA. Net covenant leverage is calculated as per the 2017 Amended Senior Credit Facility definition, using Net Total Debt, excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities and (v) any vendor financing-related liabilities, divided by last two quarters’ Consolidated Annualized EBITDA including certain unrealized cost synergies related to the BASE and SFR Belux acquisitions.

Investor & Analyst call – Telenet will host a video webcast and conference call for institutional investors and analysts on August 1, 2018 at 3:00pm CET, For details and webcast links, please visit: http://investors.telenet.be.

Contacts

Investor Relations:	Rob Goyens	rob.goyens@telenetgroup.be	Phone: +32 15 333 054
	Bart Boone	bart.boone@telenetgroup.be	Phone: +32 15 333 699
	Dennis Dendas	dennis.dendas@telenetgroup.be	Phone: +32 15 332 142
Press & Media Relations:	Stefan Coenjaerts	stefan.coenjaerts@telenetgroup.be	Phone: +32 15 335 006

About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is quoted on Euronext Brussel under ticker symbol TNET. For more information, visit www.telenet.be. Telenet is 58% owned by Liberty Global - the world's largest international TV and broadband company, investing, innovating and empowering people in more than 10 countries across Europe to make the most of the digital revolution.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2018	26

Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2017 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the six months ended June 30, 2018 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be). The Company’s Half Year Report 2018 will be made available on the investor relations pages of the Company’s website (http://investors.telenet.be) on September 21, 2018.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of the acquisitions of BASE, Coditel Brabant SPRL, Coditel S.à r.l. and Nextel on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2017 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures –Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on August 1, 2018 at 7:00am CET